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Exhibit 4.34

BARFAIR LIMITED

Notice of Assignment

17 March 2003

To: Virgin Express Holdings plc ("VEX")

From: Barfair Limited ("Barfair")

Dear Sirs

€35,590,457.97 Receivable

We refer to the aggregate amount outstanding under a facility agreement dated 27 September 2000 as amended by agreement on 29 March 2001, 23 April 2002 and 5 November 2002 (as so amended, the "Facility Agreement") being, as at 17 March 2003, €35,590,457.97, which includes accrued but unpaid interest of €4,664,569.97 (the "Debt").

We further refer to the security granted to us by you under a debenture dated 27 September 2002 (the "Debenture").

We give notice to you that, pursuant to the terms of an Assignment of even date, we have assigned to Virgin Sky Investments (BVI) Limited ("VSIL") all our right, title and interest in the Facility Agreement, in the Debt and under the Debenture.

Please treat this notice as confirmation that the charge registered against you in our favour can be released pursuant to the creation of a substitute charge in VSIL's favour.

Please acknowledge receipt of this Notice of Assignment by signing and returning to us and VSIL at 120 Campden Hill Road, London, W8 7AR, an acknowledgement in the form attached hereto.

Yours faithfully

[Illegible]

For and on behalf of
 Barfair Limited

Registered Office: 120 Campden Hill Road, London, W8 7AR. Registered in England No. 3552508

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  Exhibit 4.34
BARFAIR LIMITED
Notice of Assignment